Exhibit 10(q)

                    CERTIFIED COPY OF RESOLUTION
                                OF THE
 BOARD OF DIRECTORS OF MID-AMERICA BANCORP and BANK OF LOUISVILLE



The undersigned, being duly elected, qualified, and acting Secretary of the Board of Directors of Mid-America Bancorp, hereby certifies that the following resolution is a true, correct and complete resolution of the Mid-America Bancorp and Bank of Louisville Board of Directors on December 18, 2000, and that said resolution has not been rescinded or modified and is currently in full force and effect:

            On motion by Mr. Aberson, seconded by Mr. Ballard, and carried, it was:

        RESOLVED, that the decision of the Planning and Management Committee with respect to the future employment of Chairman Bertram W. Klein on the following terms is hereby ratified and approved:

            1. Prior to his future retirement on December 31, 2002 Mr. Klein shall continue as an employee of Bank of Louisville and Chairman of the Board of Directors of Mid-America Bancorp and Bank of
            Louisville.
            2. Beginning January 1, 2001, Mr. Kleins annual compensation shall be $360,000.00 payable in the Bank of Louisvilles normal payroll method less any normal payroll tax incurred. In addition, Mr.
            Klein shall be entitled, at his election and at the expense of the Bank, to participation in either the regular Bank health insurance or a Medicare plus Medicare Supplemental Health
            Insurance at Banks cost. There will be no further pension service credits after December 31, 2000.
            3. After January 1, 2001 the day-to-day operation of the Bank shall be the responsibility of R. K.
            Guillaume, Vice Chairman and CEO.  In addition,
            Mr. Guillaume shall be responsible for organizing and conducting the meetings of the Board of Directors of Mid-America Bancorp and the Bank.
            4. After his retirement as Chairman, Mr. Klein shall be provided an office and secretarial assistance for use in his discretion, the expense of which shall be paid by the Bank. Provided applicable law and the existing health care plans allow, Mr.
            Klein shall be entitled, at his election and at the expense of the Bank, to participation in either the regular Bank health insurance or Medicare plus Medicare Supplemental Health
            Insurance; all insurance coverage will cease on December 31, 2005. Following his retirement as
            Chairman Mr. Klein shall be entitled to remain as a Director of Mid-America Bancorp and Bank of Louisville on the same terms and conditions as the other Directors; however, as long as he remains a Director, Mr. Klein shall be given the honorary title of Chairman Emeritus of the Board of Directors.

IN WITNESS WHEREOF, I have hereunto signed my name as Secretary aforesaid and have caused the seal of said Corporation to be hereunto affixed this 18th day of December, 2000.


                                           /S/  Gail Mount
( s e a l )                                Secretary to the Board